Exhibit 99.1

Stock Yards Bancorp Reports First Quarter Earnings of $13.2 Million or $0.59 Per Diluted Share

SYBT Reports Record First Quarter Loan Production, Deposit Growth in a Difficult Operating Environment

LOUISVILLE, Ky.--(BUSINESS WIRE)--April 22, 2020--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today reported results for the first quarter ended March 31, 2020. Net income for the first quarter was $13.2 million or $0.59 per diluted share compared with net income of $15.6 million or $0.68 per diluted share for the first quarter of 2019. As previously disclosed, the first quarter 2019 results included a favorable $1.3 million or $0.06 per diluted share non-recurring state tax adjustment related to a tax law change.

(dollar amounts in thousands, except per share data)	1Q20	4Q19	1Q19
Net interest income	$32,446	$32,756	$29,684
Provision for credit losses	5,550	-	600
Non-interest income	12,536	12,987	11,008
Non-interest expenses	23,950	26,153	22,612
Income before income tax expense	15,482	19,590	17,480
Income tax expense	2,250	2,941	1,839
Net income	$13,232	$16,649	$15,641
Net income per share, diluted	$0.59	$0.73	$0.68
Net interest margin	3.71%	3.70%	3.89%
Efficiency ratio	53.19%	57.11%	55.49%
Tangible common equity to tangible assets(1)	10.48%	10.55%	11.47%
Annualized return on average equity	13.18%	16.48%	17.09%
Annualized return on average assets	1.43%	1.78%	1.94%

In commenting on the first quarter results, Chief Executive Officer James A. (Ja) Hillebrand said, “Despite minimal charge-offs and strong credit metrics, a significant provision for credit losses was recorded in the first quarter of 2020 based on loan growth and the potential economic effects of the COVID-19 pandemic on the Company’s portfolio. The pandemic has caused severe disruptions to the global economy and the markets in which we operate, capping off what was, up to that point, a great quarter with excellent momentum coming off a record 2019. Our top concerns have shifted to servicing the immediate liquidity needs of our clients, ensuring the health and well-being of our employees and supporting the communities in which we live and serve. Our teams have been working tirelessly to assist clients by executing the SBA Paycheck Protection Program (PPP) enacted as part of the CARES Act stimulus legislation, assisting with payment forbearance as appropriate and other relief programs. We have executed our strategic pandemic plan, which included implementing remote work arrangements to the full extent possible, separating individual departments, operating select branch lobbies by appointment only, fully staffing all branch drive-thru lanes, communicating with and encouraging our customers to use our free self-service tools such as Interactive Teller Machines/Automatic Teller Machines, online banking, mobile banking and bill pay and actively promoting social distancing in all aspects of our everyday business.”

The Company’s management team continues to analyze the evolving economic conditions in our markets while closely monitoring credit metrics, particularly as it relates the following initially identified COVID‑19 sensitive loan segments:

Industry Segments (dollars in millions)	Outstanding	% of Total Loans

Shopping Centers	$58	2.0%
Lodging / Hotels	57	1.9%
Nursing homes / Residential Care	45	1.5%
Recreation / Entertainment	40	1.4%
Bars / Restaurants	27	0.9%
Travel Related	23	0.8%

Hillbrand added, “As previously mentioned, we are actively participating in the federal PPP program for our existing client base and expect to fund it with minimal capital impact. Between April 3rd and April 20th, we have approved and the SBA has authorized 2,190 loan requests for approximately $583 million under this program.

“Across our three markets, state issued stay-at-home orders have disrupted non-essential businesses, caused large disruptions in spending and caused widespread furloughs and layoffs within the workforce. In response to requests from borrowers who have experienced pandemic related business or personal cash flow interruptions, and in accordance with recently issued regulatory guidance, we have made short-term loan modifications involving both interest only and full payment deferrals. Through April 20th, approximately $312 million in full payment deferrals had been processed, with the largest concentration in the commercial real estate (CRE) and commercial and industrial (C&I) segments. Loans to dentists/physicians, which the Company believes will not be as severely impacted as those segments noted above, represented the largest concentration within the C&I segment.”

Underlying the major challenges detailed above, since December 31, 2019, mainly in response to COVID‑19, the Federal Reserve Bank (FRB) has lowered the Fed Funds Target Rate (FFTR) on two separate occasions for a total of 150 basis points, with the March 15th movement lowering the FFTR to a range of 0% - 0.25%, the lowest level since late 2015.

Key factors impacting the first quarter of 2020 included:

  Net loan growth of $92 million versus year-end, with the largest increases in the CRE - non-owner occupied and C&I categories, occurred despite flat line of credit utilization in the first quarter. Robust loan production led to the second highest first quarter loan growth in the Bank’s history. Despite the current pandemic, the Company has not currently experienced significant line of credit drawdowns.
  Record first quarter deposit growth with the majority of the growth in non-interest bearing products.
  The first quarter under which we began accounting for credit losses under Accounting Standards Codification 326, Financial Instruments – Credit Losses (CECL). The adoption of this standard increased the opening balance for the allowance for credit losses (ACL) by $8.2 million and reserve for off-balance sheet exposures by $3.5 million as of January 1st. The adoption entries reduced the Company’s retained earnings on a tax-effected basis of $8.8 million, with no impact on earnings. In addition, $1.6 million in non-accretable credit marks allocated to Purchased Credit Deteriorated loans were grossed up between loans and the ACL, with no retained earnings impact.
  Increased non-interest income of $1.5 million or 14%, with Wealth Management and Trust Group (WM&T) income increasing $779 thousand or 14%, boosted by a large non-recurring estate fee, and mortgage banking income increasing $396 thousand or 88%. Card income and treasury management fees also continued to stand out as diversifying revenue streams, representing a combined 26% of total non-interest income.
  Well-controlled non-interest expenses despite the addition of personnel and other expenses related to the May 2019 acquisition.

In closing, Hillebrand added, “In these very unusual times, our strength and resolve enable us to take exceptional care of our customers, employees and communities. Based on our capital levels, conservative underwriting policies, on and off balance sheet liquidity, strong loan diversification, and current economic conditions within the markets we serve, management expects to navigate the uncertainties associated with the pandemic and remain well-capitalized. We are closely monitoring the rapid developments regarding the pandemic and remain confident in our long-term strategic vision.

“As a final thought, I would like to express my sincere appreciation to every Stock Yards Bancorp employee for their efforts and dedication in serving our customers during this crisis. Just as importantly, I want to express my gratitude to all those on the front lines of the pandemic, especially health care workers and first responders who are there to help all of us, but especially the most vulnerable among us. We will weather this storm together and I believe that Stock Yards Bancorp will emerge from this crisis even stronger.”

Results of Operations - First Quarter 2020 Compared with First Quarter 2019

Net interest income – the Company’s largest source of revenue – increased approximately $2.8 million or 9% to $32.5 million.

  Net interest margin decreased 18 basis points to 3.71% from 3.89%, as the FRB lowered rates five times over the last 12 months. The Company has followed suit by lowering the stated rates on most types of interest-bearing deposit and certificates of deposit offerings in tandem with the FRB moves. Beginning with the third FRB rate move, the Company was not able to fully offset the decline in loan rates. Beyond potential pricing pressure/competition and the absolute low level of rates, the current economic outlook and prospects of a sustained historic low rate environment will likely continue to place pressure on net interest margin. Exacerbating the above, the Company has maintained significantly higher levels of excess balance sheet liquidity during the first quarter of 2020.
  Total interest income rose $1.8 million or 5% to $36.9 million, driven by an increase in interest income on loans consistent with growth in the portfolio, partially offset by less interest earned on overnight funds and securities, mainly attributable to lower market rates.
  Interest expense decreased $936 thousand or 17% to $4.4 million. Interest expense on interest bearing deposits declined $1.1 million consistent with the lowering of stated interest rates, partially offset by increased Federal Home Loan Bank interest expense associated with long-term advances assumed in the Company’s 2019 acquisition.

First quarter 2020 results included a provision for credit losses of $5.6 million, representing an increase of $5.0 million over the same period in the prior year. The first quarter 2020 provision reflects the implementation of CECL and the corresponding impact of financial forecasting required. As the primary forecasting tool within the model is the Seasonally Adjusted National Civilian Unemployment Rate, the model called for large increases in the quantitative portion of the calculation which was tempered with qualitative adjustments to account for the massive federal stimulus programs. To a lesser extent, the provision was also impacted by strong growth during the period.

Non-interest income increased $1.5 million or 14% to $12.5 million.

  WM&T income increased $779 thousand or 14%. Despite a down market that began half way through the first quarter of 2020, the WM&T department was able to offset the decline in fees associated with the market volatility with a large non-recurring estate fee.
  Mortgage banking revenue increased $396 thousand or 88%, as sustained low long-term rates continued to entice re-financings.
  Debit/credit card income and treasury management fees combined increased $363 thousand, representing 26% of non-interest income. Treasury management fee growth benefited from the continued expansion of its commercial client base along with sales of additional products to existing customers.
  Other non-interest income decreased $226 thousand, primarily due to a fair value adjustment related to a company owned life insurance policy that is tied to stock market performance. The prior year period included a $126 thousand incentivization payment received related to a banking center relocation.

Non-interest expenses increased $1.3 million or 6% to $24.0 million.

  Compensation expense for the first quarter of 2020 increased $432 thousand or 4% compared with the prior-year quarter as a result of an increase in full time equivalent employees associated with the May 2019 acquisition.
  Employee benefits for the first quarter of 2020 increased $612 thousand or 24% compared with the prior-year quarter due to the increase in full-time equivalent employees associated with the May 2019 acquisition and higher levels of health insurance claims.
  Technology and communication expense for the first quarter of 2020 increased $240 thousand or 14% compared with the prior-year quarter consistent with expanding customer facing software/system functionality and the resulting higher licensing/maintenance expense.
  Marketing and business development expense, which include all costs associated with promoting the Bank, community investment, retaining customers and acquiring new business, decreased $65 thousand in the first quarter of 2020, mainly due to the timing of community support spend.
  Legal and professional fees were elevated in both periods as a result of higher levels of professional fees incurred related to the prior year acquisition, CECL consulting and other miscellaneous consulting projects.
  FDIC insurance expense decreased $109 thousand, as the Bank benefited from credits released by the FDIC.

Financial Condition – March 31, 2020 Compared with March 31, 2019

Total loans increased $412 million or 16% to $2.9 billion attributable to both the May 2019 acquisition and strong organic loan growth and loan production over the past 12 months.

The ACL to total loans increased 38 basis points to 1.43% from the same period in 2019 due to the CECL adoption, significant loan growth and increased provisioning related to the potential economic effects of the pandemic on the loan portfolio.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no impact related to the pandemic at March 31, 2020. Non-performing loans were $6 million or 0.21% of total loans outstanding versus $4 million or 0.15% of total loans outstanding a year ago.

Total deposits increased $446 million or 16% to $3.2 billion with growth in balances with both existing and new customers, including the May 2019 acquisition.

The Company remained “well capitalized” – the highest regulatory capital rating for financial institutions. Total equity to assets was 10.83% and the tangible common equity ratio was 10.48%,(1) at March 31, 2020, compared to 11.52% and 11.47%,(1) at March 31, 2019, with the decline attributable to the January 1, 2020 CECL adoption and the prior year acquisition. The Company continues to consistently achieve industry-leading returns on equity due to its strong earnings performance.

In February 2020, the Company’s board of directors continued the higher rate of $0.27 per common share initially set in November 2019. With the November increase, the Company has raised its quarterly dividend rate 12 times since 2013, including two increases during 2019 and each of the previous five years, resulting in a cumulative increase of 93% over that time.

Based on recent economic developments and the increased importance of capital preservation, no shares were repurchased in 2020. Approximately 741 thousand shares remain eligible for repurchase under the current buy-back plan.

Results of Operations - First Quarter 2020 Compared with Fourth Quarter 2019

Net interest income, which decreased slightly during the quarter to $32.5 million, reflected strong average balance sheet growth over the past 12 months offset by significant interest rate movement over the same period.

Non-interest income decreased 3% to $12.5 million.

  A 7% increase in WM&T income was offset by a slight decrease in debit/credit card income and deposit service charges which correlates closely to customer behavior and the evolving pandemic.
  Other non-interest income reflects a decline in swap fees collected.

Non-interest expenses decreased 8% to $24.0 million.

  Compensation expense decreased 9% to $12.2 million compared with the fourth quarter of 2019, which included additional bonus expense tied to record 2019 operating results.
  Employee benefits expense increased 26% as a result of increased full-time equivalent employees and higher levels of health insurance claims.
  Net occupancy and equipment expenses declined over the linked quarter consistent with a lease accounting system forecast adjustment.
  Technology and communication expenses continued to increase as a result of expanding customer facing software/system functionality and the resulting higher licensing/maintenance expense.
  Marketing and business development expenses included higher community support expenses during the fourth quarter of 2019.
  The expense levels related to tax credit investments can fluctuate materially from period-to-period based on the timing of project completion and allocation of tax credits.

Financial Condition March 31, 2020 Compared with December 31, 2019

Securities available for sale decreased $25 million during the first quarter of 2020, as cash from maturing short-term securities, coupled with deposit growth, were used to help build balance sheet liquidity.

Total loans increased $92 million or 3% boosted by record first quarter loan production.

The ACL increased $15 million related to the CECL adoption, loan growth and increased provisioning related to the potential economic effects of the pandemic on the loan portfolio.

Total deposits increased $65 million or 2%. Despite elevated levels of seasonal deposits and public funds at year-end, interest bearing and non-interest bearing demand deposit balances increased, as customers have maintained higher levels of liquidity due to economic uncertainty.

Based on the favorable interest rate environment, during the first quarter of 2020, the Company prepaid approximately $10 million in Federal Home Loan Bank advances obtained in its 2019 acquisition without penalty.

Stockholders’ equity increased $3 million in the first quarter of 2020 compared with the prior quarter, with net income of $13.2 million and the positive change in equity related to the Bank’s investment portfolio, offset by CECL related adjustments and dividends declared.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $3.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its subsidiary operates; competition for the Company’s customers from other providers of financial services; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; the effects of the FRB’s benchmark interest rate cuts on liquidity and margins; the potential adverse effects of the coronavirus or any other pandemic on the ability of borrowers to satisfy their obligations to the Company, the level of the Company’s non-performing assets, the demand for the Company’s loans or its other products and services, other aspects of the Company’s business and operations, and financial markets and economic growth, and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. See “Risk Factors” outlined in the Company’s Form 10-K for the year ended December 31, 2019.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2020 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended
	March 31,
Income Statement Data	2020	2019

Net interest income, fully tax equivalent (2)	$32,494	$29,740
Interest income:
Loans and leases	$33,749	$31,571
Federal funds sold and interest bearing due from banks	531	733
Mortgage loans held for sale	61	37
Securities	2,541	2,715
Total interest income	36,882	35,056
Interest expense:
Deposits	3,962	5,066
Securities sold under agreements to repurchase and other short-term borrowings	45	85
Federal Home Loan Bank (FHLB) advances and other long-term debt	429	221
Total interest expense	4,436	5,372
Net interest income	32,446	29,684
Provision for credit losses	5,550	600
Net interest income after provision for credit losses	26,896	29,084
Non-interest income:
Wealth management and trust services	6,218	5,439
Deposit service charges	1,283	1,178
Debit and credit card income	1,980	1,744
Treasury management fees	1,284	1,157
Mortgage banking income	846	450
Net investment product sales commissions and fees	466	356
Bank owned life insurance	179	178
Other	280	506
Total non-interest income	12,536	11,008
Non-interest expenses:
Compensation	12,233	11,801
Employee benefits	3,167	2,555
Net occupancy and equipment	1,881	1,849
Technology and communication	2,013	1,773
Debit and credit card processing	656	587
Marketing and business development	560	625
Postage, printing, and supplies	441	406
Legal and professional	623	534
Amortization of investments in tax credit partnerships	36	52
Capital and deposit based taxes	1,030	904
Other	1,310	1,526
Total non-interest expenses	23,950	22,612
Income before income tax expense	15,482	17,480
Income tax expense	2,250	1,839
Net income	$13,232	$15,641

Net income per share - Basic	$0.59	$0.69
Net income per share - Diluted	0.59	0.68
Cash dividend declared per share	0.27	0.25

Weighted average shares - Basic	22,266	22,661
Weighted average shares - Diluted	22,487	22,946

	March 31,
Balance Sheet Data	2020	2019

Loans and leases	$2,937,366	$2,525,709
Allowance for credit losses	42,143	26,464
Total assets	3,784,586	3,281,016
Non-interest bearing deposits	858,883	698,783
Interest bearing deposits	2,339,995	2,053,757
FHLB advances	69,191	47,853
Stockholders' equity	409,702	377,994
Total shares outstanding	22,665	22,823
Book value per share (1)	$18.08	$16.56
Tangible common equity per share (1)	17.43	16.49
Market value per share	28.93	33.81

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2020 Earnings Release

	Three Months Ended
	March 31,
Average Balance Sheet Data	2020	2019

Federal funds sold and interest bearing due from banks	$168,563	$122,189
Mortgage loans held for sale	4,953	1,727
Securities available for sale	449,610	437,619
FHLB stock	11,284	10,192
Loans and leases	2,891,668	2,528,625
Total earning assets	3,526,078	3,100,352
Total assets	3,710,119	3,271,258
Interest bearing deposits	2,316,774	2,048,830
Total deposits	3,120,242	2,743,701
Securities sold under agreement to repurchase other short-term borrowings	43,739	48,956
FHLB advances and other long-term borrowings	73,939	47,962
Total interest bearing liabilities	2,434,452	2,145,748
Total stockholders' equity	403,702	371,070

Performance Ratios
Annualized return on average assets	1.43%	1.94%
Annualized return on average equity	13.18%	17.09%
Net interest margin, fully tax equivalent	3.71%	3.89%
Non-interest income to total revenue, fully
tax equivalent	27.84%	27.01%
Efficiency ratio, fully tax equivalent (3)	53.19%	55.49%

Capital Ratios
Total stockholders' equity to total assets (1)	10.83%	11.52%
Tangible common equity to tangible assets (1)	10.48%	11.47%
Average stockholders' equity to average assets	10.88%	11.34%
Total risk-based capital	12.75%	14.04%
Common equity tier 1 risk-based capital	11.81%	13.11%
Tier 1 risk-based capital	11.81%	13.11%
Leverage	10.78%	11.57%

Loan Segmentation
Commercial real estate - non-owner occupied	$799,284	$595,609
Commercial real estate - owner occupied	476,534	415,342
Commercial and industrial	883,868	804,962
Residential real estate - owner occupied	218,585	191,561
Residential real estate - non-owner occupied	135,370	99,853
Construction and land development	246,040	241,112
Home equity lines of credit	107,121	101,889
Consumer	44,939	45,262
Leases	15,476	22,640
Credit cards - commercial	10,149	7,479
Total loans and leases	$2,937,366	$2,525,709

Asset Quality Data
Non-accrual loans	$4,235	$3,273
Troubled debt restructurings	52	39
Loans past due 90 days or more and still accruing	1,762	454
Total non-performing loans	6,049	3,766
Other real estate owned	493	878
Total non-performing assets	$6,542	$4,644
Non-performing loans to total loans	0.21%	0.15%
Non-performing assets to total assets	0.17%	0.14%
Allowance for credit losses to total loans	1.43%	1.05%
Allowance for credit losses to average loans	1.46%	1.05%
Allowance for credit losses to non-performing loans	697%	703%
Net charge-offs (recoveries)	$54	$(330)
Net charge-offs (recoveries) to average loans (4)	0.00%	-0.01%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2020 Earnings Release

	Quarterly Comparison
Income Statement Data	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Net interest income, fully tax equivalent (2)	$32,494	$32,808	$32,167	$30,857	$29,740
Net interest income	$32,446	$32,756	$32,106	$30,802	$29,684
Provision for credit losses	5,550	-	400	-	600
Net interest income after provision for credit losses	26,896	32,756	31,706	30,802	29,084
Non-interest income:
Wealth management and trust services	6,218	5,804	5,738	5,662	5,439
Deposit service charges	1,283	1,399	1,356	1,260	1,178
Debit and credit card income	1,980	2,109	2,102	2,168	1,744
Treasury management fees	1,284	1,369	1,264	1,202	1,157
Mortgage banking income	846	930	794	760	450
Net investment product sales commissions and fees	466	378	400	364	356
Bank owned life insurance	179	182	487	184	178
Other	280	816	1,068	624	506
Total non-interest income	12,536	12,987	13,209	12,224	11,008
Non-interest expenses:
Compensation	12,233	13,473	12,330	12,715	11,801
Employee benefits	3,167	2,510	2,819	2,807	2,555
Net occupancy and equipment	1,881	2,374	2,189	1,967	1,849
Technology and communication	2,013	1,636	1,841	1,848	1,773
Debit and credit card processing	656	613	662	631	587
Marketing and business development	560	1,367	732	903	625
Postage, printing, and supplies	441	434	402	410	406
Legal and professional	623	433	524	1,523	534
Amortization of investments in tax credit partnerships	36	837	137	52	52
Capital and deposit based taxes	1,030	1,006	993	967	904
Other	1,310	1,470	1,269	1,630	1,526
Total non-interest expenses	23,950	26,153	23,898	25,453	22,612
Income before income tax expense	15,482	19,590	21,017	17,573	17,480
Income tax expense	2,250	2,941	3,783	1,030	1,839
Net income	$13,232	$16,649	$17,234	$16,543	$15,641

Net income per share - Basic	$0.59	$0.74	$0.76	$0.73	$0.69
Net income per share - Diluted	0.59	0.73	0.76	0.72	0.68
Cash dividend declared per share	0.27	0.27	0.26	0.26	0.25

Weighted average shares - Basic	22,266	22,493	22,550	22,689	22,661
Weighted average shares - Diluted	22,487	22,760	22,810	22,949	22,946

	Quarterly Comparison
Balance Sheet Data	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Cash and due from banks	$47,662	$46,863	$68,107	$51,264	$44,014
Federal funds sold and interest bearing due from banks	206,849	202,861	68,107	64,775	67,326
Mortgage loans held for sale	8,141	8,748	6,329	3,922	2,981
Securities available for sale	445,813	470,738	375,601	423,579	507,131
FHLB stock	11,284	11,316	11,316	11,316	9,779
Loans and leases	2,937,366	2,845,016	2,856,664	2,763,880	2,525,709
Allowance for credit losses	42,143	26,791	26,877	26,416	26,464
Total assets	3,784,586	3,724,197	3,533,926	3,463,823	3,281,016
Non-interest bearing deposits	858,883	810,475	795,793	777,652	698,783
Interest bearing deposits	2,339,995	2,323,463	2,150,520	2,105,801	2,053,757
Securities sold under agreements to repurchase	32,366	31,985	33,172	33,809	34,633
Federal funds purchased	9,747	10,887	9,957	12,012	12,218
FHLB advances	69,191	79,953	81,985	84,279	47,853
Stockholders' equity	409,702	406,297	396,111	389,365	377,994
Total shares outstanding	22,665	22,604	22,597	22,721	22,823
Book value per share (1)	$18.08	$17.97	$17.53	$17.14	$16.56
Tangible common equity per share (1)	17.43	17.32	16.87	16.46	16.49
Market value per share	28.93	41.06	36.69	36.15	33.81

Capital Ratios
Total stockholders' equity to total assets (1)	10.83%	10.91%	11.21%	11.24%	11.52%
Tangible common equity to tangible assets (1)	10.48%	10.55%	10.83%	10.85%	11.47%
Average stockholders' equity to average assets	10.88%	10.81%	11.22%	11.10%	11.34%
Total risk-based capital	12.75%	12.85%	12.53%	12.67%	14.04%
Common equity tier 1 risk-based capital	11.81%	12.02%	11.69%	11.82%	13.11%
Tier 1 risk-based capital	11.81%	12.02%	11.69%	11.82%	13.11%
Leverage	10.78%	10.60%	10.90%	10.91%	11.57%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
First Quarter 2020 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Federal funds sold and interest bearing due from banks	$168,563	$187,865	$98,569	$137,130	$122,189
Mortgage loans held for sale	4,953	5,889	3,887	3,794	1,727
Securities available for sale	449,610	476,360	396,686	435,391	437,619
Loans and leases	2,891,668	2,828,142	2,800,445	2,668,058	2,528,625
Total earning assets	3,526,078	3,509,573	3,310,904	3,244,941	3,100,352
Total assets	3,710,119	3,709,250	3,502,267	3,436,175	3,271,257
Interest bearing deposits	2,316,774	2,284,195	2,127,769	2,112,768	2,048,830
Total deposits	3,120,242	3,108,640	2,912,631	2,867,360	2,743,701
Securities sold under agreement to repurchase and other short-term borrowings	43,739	49,881	48,376	51,743	48,956
FHLB advances	73,939	80,457	83,386	74,420	47,962
Total interest bearing liabilities	2,434,452	2,414,533	2,259,531	2,238,931	2,145,748
Total stockholders' equity	403,702	400,870	392,840	381,270	371,070

Performance Ratios
Annualized return on average assets	1.43%	1.78%	1.95%	1.93%	1.94%
Annualized return on average equity	13.18%	16.48%	17.41%	17.40%	17.09%
Net interest margin, fully tax equivalent	3.71%	3.70%	3.86%	3.81%	3.89%
Non-interest income to total revenue, fully tax equivalent	27.84%	28.36%	29.11%	28.37%	27.01%
Efficiency ratio, fully tax equivalent (3)	53.19%	57.11%	52.67%	59.08%	55.49%

Loans Segmentation
Commercial real estate - non-owner occupied	$799,284	$746,283	$737,464	$706,310	$595,609
Commercial real estate - owner occupied	476,534	474,329	458,526	440,216	415,342
Commercial and industrial	883,868	838,800	853,901	837,752	804,962
Residential real estate - owner occupied	218,585	217,606	221,411	247,789	191,561
Residential real estate - non-owner occupied	135,370	134,995	127,934	105,509	99,853
Construction and land development	246,040	255,816	278,910	253,358	241,112
Home equity lines of credit	107,121	103,854	105,935	99,610	101,889
Consumer	44,939	47,467	43,568	43,937	45,262
Leases	15,476	16,003	19,934	21,914	22,640
Credit cards - commercial	10,149	9,863	9,081	7,485	7,479
Total loans and leases	$2,937,366	$2,845,016	$2,856,664	$2,763,880	$2,525,709

Asset Quality Data
Non-accrual loans	$4,235	$11,494	$2,722	$3,030	$3,273
Troubled debt restructurings	52	34	35	37	39
Loans past due 90 days or more and still accruing	1,762	535	487	861	454
Total non-performing loans	6,049	12,063	3,244	3,928	3,766
Other real estate owned	493	493	563	563	878
Total non-performing assets	$6,542	$12,556	$3,807	$4,491	$4,644
Non-performing loans to total loans	0.21%	0.42%	0.11%	0.14%	0.15%
Non-performing assets to total assets	0.17%	0.34%	0.11%	0.13%	0.14%
Allowance for credit losses to total loans	1.43%	0.94%	0.94%	0.96%	1.05%
Allowance for credit losses to average loans	1.46%	0.95%	0.96%	0.99%	1.05%
Allowance for credit losses to non-performing loans	697%	222%	829%	673%	703%
Net charge-offs (recoveries)	$54	$86	$(61)	$48	$(330)
Net charge-offs (recoveries) to average loans (4)	0.00%	0.00%	0.00%	0.00%	-0.01%

Other Information
Total assets under management (in millions)	$2,961	$3,320	$3,116	$3,068	$2,970
Full-time equivalent employees	618	615	622	615	596

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Total stockholders' equity - GAAP (a)	$409,702	$406,297	$396,111	$389,365	$377,994
Less: Goodwill	(12,513)	(12,513)	(12,593)	(12,826)	(682)
Less: Core deposit intangible	(2,203)	(2,285)	(2,373)	(2,461)	(1,015)
Tangible common equity - Non-GAAP (c)	$394,986	$391,499	$381,145	$374,078	$376,297

Total assets - GAAP (b)	$3,784,586	$3,724,197	$3,533,926	$3,463,823	$3,281,016
Less: Goodwill	(12,513)	(12,513)	(12,593)	(12,826)	(682)
Less: Core deposit intangible	(2,203)	(2,285)	(2,373)	(2,461)	(1,015)
Tangible assets - Non-GAAP (d)	$3,769,870	$3,709,399	$3,518,960	$3,448,536	$3,279,319

Total stockholders' equity to total assets - GAAP (a/b)	10.83%	10.91%	11.21%	11.24%	11.52%
Tangible common equity to tangible assets - Non-GAAP (c/d)	10.48%	10.55%	10.83%	10.85%	11.47%

Total shares outstanding (e)	22,665	22,604	22,597	22,721	22,823

Book value per share - GAAP (a/e)	$18.08	$17.97	$17.53	$17.14	$16.56
Tangible common equity per share - Non-GAAP (c/e)	17.43	17.32	16.87	16.46	16.49

(2) - Interest income on a fully tax equivalent basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(3) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of fully tax equivalent net interest income and non-interest income. The ratio excludes net gains (losses) on sales, calls, and impairment of investment securities, if applicable. In addition to the efficiency ratio normally presented, Bancorp considers an adjusted efficiency ratio. Bancorp believes this ratio is important because it provides a comparable ratio after eliminating the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships. The following table reconciles the efficiency ratio calculation to the adjusted efficiency ratio calculation.

	Quarterly Comparison
(Dollars in thousands)	3/31/20	12/31/19	9/30/19	6/30/19	3/31/19

Total non-interest expenses (a)	$23,950	$26,153	$23,898	$25,453	$22,612
Less: Amortization of investments in tax credit partnerships	(36)	(837)	(137)	(52)	(52)
Total adjusted non-interest expenses (c)	$23,914	$25,316	$23,761	$25,401	$22,560

Total net interest income, fully tax equivalent	$32,494	$32,808	$32,167	$30,857	$29,740
Total non-interest income	12,536	12,987	13,209	12,224	11,008
Less: Gain/loss on sale of securities	-	-	-	-	-
Total revenue (b)	$45,030	$45,795	$45,376	$43,081	$40,748

Efficiency ratio (a) / (b)	53.19%	57.11%	52.67%	59.08%	55.49%
Adjusted Efficiency ratio (c) / (b)	53.11%	55.28%	52.36%	58.96%	55.36%

(4) - Quarterly net charge-offs (recoveries) to average loans ratios are not annualized.

Contacts

T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890